Exhibit 1

                      CERTIFICATE OF AMENDMENT OF ARTICLES
                                OF INCORPORATION

                               RHOMBIC CORPORATION

     I, the undersigned, John E. Hartman, President of Rhombic Corporation, a Nevada corporation, do hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened and held on the 11th day of January 2003, adopted a resolution to amend the Restated Articles of Incorporation as heretofore amended:

     To amend the Articles of Incorporation of Rhombic Corporation in the following manner:

     To amend Article One of the Articles of Incorporation, filed February 26, 1987, and as subsequently amended and filed by the Secretary of State of Nevada on January 31, 1991, April 14, 1992 and February 17, 1995, establishing the name of the corporation as Rhombic Corporation and that hereby the name of the corporation shall be changed to Silverado Financial, Inc. so that Article One of the Articles of Incorporation shall now read:

           "The name of the corporation is Silverado Financial, Inc."

To amend Article Four of the Articles of Incorporation, Capital Stock, filed February 26, 1987, and as subsequently amended by the Corporation and filed by the Secretary of State of Nevada on January 31, 1991, April 14, 1992 and February 17, 1995, authorizing 70,000,000 shares of stock comprised of 70,000,000 shares of common stock, $.001 par value per share and 1,000,000 shares of preferred stock, $.001 par value per share; that hereby the entire contents of Article Four of the Articles of Incorporation shall be stricken and that Article Four of the Articles of Incorporation shall be amended in order to increase the said authorization to one hundred and five million (105,000,000) shares of stock comprised of 100,000,000 shares of common stock, $.001 par value per share and 5,000,000 shares of preferred stock, $.001 par value per share so that and Article Four of the Articles of Incorporation shall now read:

     "The corporation shall be authorized to issue 100,000,000 shares of Common Stock having a $.001 par value, and 5,000,000 shares of Preferred Stock having a $.001 par value.

     The Common Stock and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders.

     The Common stock and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

                                                          FILED #C1326-87
                                                           MAR 21, 2003
                                                         IN THE OFFICE OF
                                                         /s/ Dean Heller
                                                 DEAN HELLER, SECRETARY OF STATE

     The Board of Directors may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution authorizing the issuance of shares.

     Stockholders shall not have pre-emptive rights or be entitled to cumulative voting in connection with the shares of the Corporation's common or preferred stock."

     I further certify that the number of shares of the corporation outstanding and entitled to vote on the Amendment to the Articles of Incorporation is 53,073,936; that the said change in the name of the corporation and the Amendment to the Articles of Incorporation have been consented to and approved by the written consent of stockholders holding at least a majority of each class of stock of the corporation outstanding and entitled to vote thereon.

Dated this 13th day of March, 2003.

                                        RHOMBIC CORPORATION.


                                        /s/John E. Hartman
                                        -----------------------------
                                        John E. Hartman, President


STATE OF CALIFORNIA  )
                     ) ss.
COUNTY OF SANTA CLARA)

On March 13th, 2003, personally appeared before me, a notary public, John E. Hartman, President of Rhombic Corporation, who acknowledged that he executed the above instrument on behalf of Rhombic Corporation and affirmed that the facts stated therein are true.

My commission expires:


                                                 /s/ AZUCENA GUZMAN
(Official Seal of AZUCENA GUZMAN)                   Notary Public
(Commission # 1224506)
(Notary Public - California)
(Santa Clara County)
(My Comm. Expires Jun 14, 2003)